Exhibit 23.2

Consent of PricewaterhouseCoopers LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 10, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in segment disclosures as discussed in Note 14, as to which the date is January 24, 2007, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Kelly Services, Inc.’s Current Report on Form 8-K dated January 24, 2007. We also consent to the references to us under the headings “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Detroit, Michigan

January 25, 2007